Exhibit 99.1

Pier 1 Imports, Inc. Reports First Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (NYSE:PIR):

Highlights:

  Turnaround on track
  Generated more gross profit dollars with less sales
  Comparable store merchandise margin dollars increased approximately 3%; comparable store sales declined 5.4%
  Merchandise margin forecast continues to strengthen
  Inventories declined $27 million from year end
  Completed sale of headquarters facility

Pier 1 Imports, Inc. today announced a net loss of $32.8 million or $0.37 per share for the first quarter ended May 31, 2008 versus $56.4 million or $0.64 per share reported for the same period last year, a 42% improvement over last year.

Return to Profitability

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “Throughout the quarter we continued to focus on our business priorities which are designed to return our Company to profitability and beyond even in difficult times. As anticipated, comp store sales comparisons were challenging in March and April because we cycled Modern Craftsman clearance and we moved fiscal 2009 marketing dollars into the second half of the year so there was less marketing support.

“We are encouraged that our focus on merchandise margin dollars enabled us to grow our comp store merchandise margin by 3% and we have now begun to see consistency in weekly sales volumes and merchandise margin dollars. We expect to see continued growth in our merchandise margin rate throughout the rest of the year.

“As we look ahead, we will continue to execute our plan with the financial and operational discipline that we have demonstrated over the past year. While there is work yet to be done, we are well positioned and will remain focused on generating profitable sales. Our significantly increased conversion rates prove that customers continue to respond favorably to our improved assortments and the enhanced in-store shopping experience. We will look to increase traffic and sales volumes by utilizing the bulk of our marketing dollars in the back half of the year. We look forward to updating you further on our plans for the rest of the year later this morning on our conference call.”

Sales and Merchandise Margins

As a result of decreased store count as well as the elimination of ancillary businesses, total sales for the first fiscal quarter declined to $310 million from $356 million in the year-ago quarter. Similar to the fourth quarter of fiscal 2008, increases in conversion rate and the trend in units per transaction continued throughout the first quarter of fiscal 2009. As expected, traffic levels in March and April declined year over year because of last year’s promotional efforts to liquidate the Modern Craftsman merchandise, and improved during the month of May. Marketing expense in the first quarter was $8 million or 40% less than the same period last year, as the Company planned to push more of the marketing expense to the second half of the year. Marketing efforts were concentrated in May with the use of newspaper inserts, email advertisements and retail mailers surrounding the Mother’s Day and Memorial Day selling periods.

Comparable store sales for the quarter declined 5.4%, reflecting the aggressive liquidation in March and April that was included in last year’s results. Comparable store sales in May increased 7.5%, with strong merchandise margins.

During the quarter, the Company continued its disciplined focus on merchandise margins especially during this difficult macro economic environment. As a result of this focus, merchandise margins improved to 51.3%, compared to 45.5% in the same period last year. Improvements in merchandise margins were a direct result of the Company’s changes in merchandising efforts and a decreased use of promotional and clearance markdowns. Additionally, last year’s merchandise margins included the effects of the aggressive markdowns used to liquidate discontinued inventory. On a comparable store basis, merchandise margin dollars increased approximately 3% over last year. Store occupancy costs were $71 million compared to $75 million last year, and overall gross profit dollars increased to approximately $88 million compared to approximately $87 million last year.

Selling, General and Administrative

Selling, general and administrative expenses declined $22.7 million and included special charges of $2.7 million compared to $5.7 million in the first quarter last year. The Company incurred a $1.9 million charge in the first quarter of fiscal 2009 related to severance and outplacement costs incurred with the elimination of 70 full time positions in the Company’s distribution centers as well as additional headcount reductions in the Company’s home office. The Company will have greater flexibility in the labor costs within the supply chain, and will make these labor costs more variable in nature.

Excluding the special charges, ongoing selling, general and administrative expenses declined $19.7 million from the year ago period. The primary drivers of the decrease in costs were savings of approximately $8.2 million in marketing expense, $4.6 million in store payroll, and $6.9 million in other general administrative costs when compared to the same period last year.

Inventory and Supply Chain

During the quarter, the Company continued to concentrate its supply chain efforts on decreasing the inventory levels in the distribution centers. As a result, inventory at the end of the quarter was $384.8 million, a reduction of $26.9 million since the end of the fiscal year, which was almost all a reduction in DC inventory. The reduction was accomplished through the disciplined use of markdowns as well as efficiency improvements in the Company’s procurement process. The Company expects to continue reductions in inventory throughout the year and now expects a $50 million reduction to $360 million by year end.

Headquarters Sale

On June 9, 2008, the Company completed the sale of its corporate headquarters building to an affiliate of Chesapeake Energy Corporation. The closing of the sale generated additional cash of approximately $100 million. Taking into account these proceeds, the Company had approximately $180 million at the start of the second fiscal quarter.

In connection with the sale, the Company entered into a seven-year lease for approximately 250,000 square feet. The lease contains provisions that allow early termination by the Company after five years. On a full year basis, the effect of the transaction will be a $2 million increase in selling, general and administrative expenses, a decrease in depreciation of $4 million, and a decrease in net interest expense of approximately $3 million.

Fiscal 2009 Guidance

Although the Company does not make a practice of providing guidance, the following information reflects the Company’s expectations for the remainder of the fiscal year.

Based on early results from June, the Company expects to report slightly negative to modestly positive comparable store sales for the second quarter with merchandise margins at or above first quarter levels. The Company expects to incur special charges of approximately $3.5 million, which includes a one-time charge related to the closing of excess distribution center space. In addition, the second quarter EBITDA before special charges is expected to be slightly negative to slightly positive.

For the full year, the Company anticipates flat or slightly positive comparable store sales with merchandise margins of at least 53%. Additionally, the Company expects to report a modest net income before special charges for the full year. The Company’s expectations are contingent upon achieving expected results during the holiday selling period November through January.

Conference Call Information

The Company will host a conference call to discuss the 2009 first quarter results at 10:00 a.m. Central Time today. A web cast is available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page, or you can dial into the conference at 1-800-498-7872 or if international dial 1-706-643-0435. The conference ID number is 46856594. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side analysts and buy-side investors.

The replay will be available at about 12:00 p.m. (Central Time) for 24 hours and replay access can be dialed at 1-800-642-1687 or if international dial 1-706-645-9291 and reference the conference ID number 46856594.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s annual report filed on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

This press release references the metric comparable store merchandise margins. For purposes of this release, the Company defines comparable store merchandise margins as total merchandise margins excluding any stores that are not still operating as comparable stores as of the end of the current period. Comparable stores are defined as any stores that were opened prior to the beginning of the preceding fiscal year and are still open. Also included are stores that were relocated during the period presented within a specified distance serving the same market, where there is not a significant change in store size and where there is not significant overlap or gap in timing between the opening of the new store and the closing of the existing store. For further description of comparable stores, refer to the Company’s most recently filed 10-K.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	May 31,	June 2,
	2008	2007

Net sales	$310,020	$356,375

Operating costs and expenses:
Cost of sales (including buying and store
occupancy costs)	222,414	269,197
Selling, general and administrative expenses	109,368	132,124
Depreciation and amortization	8,673	10,558
	340,455	411,879

Operating loss	(30,435)	(55,504)

Nonoperating (income) and expenses:
Interest and investment income	(871)	(2,932)
Interest expense	3,605	3,957
Other Income	(632)	(248)
	2,102	777

Loss before income taxes	(32,537)	(56,281)
Income tax provision	287	97

Net loss	$(32,824)	$(56,378)

Loss per share:
Basic and diluted	($0.37)	($0.64)

Average shares outstanding during period:
Basic and diluted	88,620	87,797

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	May 31,	March 1,	June 2,
	2008	2008	2007

ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $63,767, $87,837 and $145,547, respectively	$80,823	$93,433	$152,026
Accounts receivable, net	19,341	23,121	20,709
Inventories	384,838	411,709	334,114
Income tax receivable	3,734	13,632	32,843
Prepaid expenses and other current assets	42,508	41,445	50,829
Total current assets	531,244	583,340	590,521

Office building and related assets	79,380	80,539	84,028
Other properties, net	108,253	114,952	143,076
Other noncurrent assets	42,045	43,073	43,513
	$760,922	$821,904	$861,138

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$80,161	$106,084	$96,714
Gift cards and other deferred revenue	58,845	63,101	67,448
Accrued income taxes payable	4,878	5,000	4,977
Other accrued liabilities	103,712	101,817	120,985
Total current liabilities	247,596	276,002	290,124

Long-term debt	184,000	184,000	184,000
Other noncurrent liabilities	90,739	94,158	83,618

Shareholders' equity:
Common stock, $1.00 par, 500,000,000 shares authorized, 100,779,000 issued	100,779	100,779	100,779
Paid-in capital	123,268	126,795	125,586
Retained earnings	203,270	236,094	275,727
Cumulative other comprehensive income	517	373	2,987
Less -- 11,755,000, 12,172,000 and 12,487,000 common shares in treasury, at cost, respectively	(189,247)	(196,297)	(201,683)
	238,587	267,744	303,396
	$760,922	$821,904	$861,138

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	May 31,	June 2,
	2008	2007

Cash flow from operating activities:
Net loss	$(32,824)	$(56,378)
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	11,388	13,577
(Gain) loss on disposal of fixed assets	39	(1,060)
Loss on impairment of fixed and long-lived assets	-	2,181
Stock-based compensation expense	2,352	2,155
Deferred compensation	958	412
Lease termination expense	587	1,262
Other	164	138
Changes in cash from:
Inventories	26,871	25,949
Accounts receivable, prepaid expenses and other current assets	(556)	(1,639)
Income tax receivable	12,897	-
Accounts payable and accrued expenses	(34,203)	(2,548)
Accrued income taxes payable	(345)	415
Other noncurrent assets	316	163
Other noncurrent liabilities	(32)	(314)
Net cash used in operating activities	(12,388)	(15,687)

Cash flow from investing activities:
Capital expenditures	(1,894)	(769)
Proceeds from disposition of properties	4	1,587
Proceeds from sale of restricted assets	497	-
Purchase of restricted investments	-	(300)
Net cash (used in) provided by investing activities	(1,393)	518

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	1,171	996
Debt issuance costs	-	(979)
Net cash provided by financing activities	1,171	17

Change in cash and cash equivalents	(12,610)	(15,152)
Cash and cash equivalents at beginning of period	93,433	167,178

Cash and cash equivalents at end of period	$80,823	$152,026

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400